Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration Statement No. 333-218604

April 6, 2020

$1,500,000,000

2.800% FIXED RATE SENIOR NOTES DUE 2022

FINAL PRICING TERM SHEET

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Fixed Rate Senior Notes
Format:	SEC Registered
Expected Issue Ratings(1)	A1/positive (Moody’s) / A+/stable (S&P)
Minimum denomination:	$250,000 x $1,000
Trade date:	April 6, 2020
Settlement date(2)	April 9, 2020 (T+3)
Maturity date:	April 8, 2022
Principal amount:	$1,500,000,000
Benchmark US Treasury:	T 0.375% due March 31, 2022
Benchmark US Treasury Yield:	0.252%
Spread to Benchmark:	+255bps
Reoffer yield:	2.802%
Coupon:	2.800%
Public offering price:	99.996%
Interest payment dates:	April 9 and October 9. First payment on October 9, 2020.
Day count:	30/360
CUSIP:	22550L2B6
ISIN:	US22550L2B68
Concurrent Debt Offering:	The issuer is concurrently offering $1,500,000,000 2.950% Fixed Rate Senior Notes due 2025.
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:	Samuel A. Ramirez & Company, Inc. Academy Securities, Inc. R. Seelaus & Co., LLC

(1) A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

(2) It is expected that delivery of the Fixed Rate Senior Notes will be made against payment therefor on or about the settlement date specified on  this communication, which will be the third business day following the date of pricing of the Fixed Rate Senior Notes (this settlement cycle being referred to as ‘‘T+ 3’’). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Fixed Rate Senior Notes prior to their date of delivery may be required, by virtue of the fact that the Fixed Rate Senior Notes initially will settle in T+ 3 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Fixed Rate Senior Notes who wish to trade Fixed Rate Senior Notes prior to their date of delivery should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a prospectus supplement with the SEC, for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration Statement No. 333-218604

April 6, 2020

$1,500,000,000

2.950% FIXED RATE SENIOR NOTES DUE 2025

FINAL PRICING TERM SHEET

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Fixed Rate Senior Notes
Format:	SEC Registered
Expected Issue Ratings(1)	A1/positive (Moody’s) / A+/stable (S&P)
Minimum denomination:	$250,000 x $1,000
Trade date:	April 6, 2020
Settlement date(2)	April 9, 2020 (T+3)
Maturity date:	April 9, 2025
Principal amount:	$1,500,000,000
Benchmark US Treasury:	T 0.500% due March 31, 2025
Benchmark US Treasury Yield:	0.437%
Spread to Benchmark:	+255bps
Reoffer yield:	2.987%
Coupon:	2.950%
Public offering price:	99.829%
Interest payment dates:	April 9 and October 9. First payment on October 9, 2020.
Day count:	30/360
CUSIP:	22550L2C4
ISIN:	US22550L2C42
Concurrent Debt Offering:	The issuer is concurrently offering $1,500,000,000 2.800% Fixed Rate Senior Notes due 2022.
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:	Samuel A. Ramirez & Company, Inc. Academy Securities, Inc. R. Seelaus & Co., LLC

(1) A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

(2) It is expected that delivery of the Fixed Rate Senior Notes will be made against payment therefor on or about the settlement date specified on  this communication, which will be the third business day following the date of pricing of the Fixed Rate Senior Notes (this settlement cycle being referred to as ‘‘T+ 3’’). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Fixed Rate Senior Notes prior to their date of delivery may be required, by virtue of the fact that the Fixed Rate Senior Notes initially will settle in T+ 3 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Fixed Rate Senior Notes who wish to trade Fixed Rate Senior Notes prior to their date of delivery should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a prospectus supplement with the SEC, for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.